UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2007

China Water and Drinks Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-131131	20-2304161
(Commission File Number)	(IRS Employer Identification No.)

17, J Avenue Yijing Garden, Aiguo Road, Luohu District,
Shenzhen City, PRC 518000

(Address of principal executive offices and zip code)

+86-0755-25526332

 (Registrant’s telephone number including area code)

 (Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

 On June 15, 2007, the Registrant and Fine Lake International Limited (“Fine Lake”), a wholly-owned subsidiary of the Registrant entered into a Stock Purchase Agreement (the “Agreement”) with Mr. Peter Ng and Ms. Connie Leung, the sole shareholders (the “Shareholders”) of Pilpol (HK) Biological Limited, a Hong Kong corporation (“Pilpol”) pursuant to which Fine Lake agreed to purchase all of the outstanding equity of Pilpol (the “Shares”). Pilpol owns and operates Nanning Taoda Drink Company Limited (“Nanning”), a PRC company which is a bottled water production company located at Nanning City, in the Guangxi Province of the People’s Republic of China. The transactions contemplated by the Agreement were consummated as of June 15, 2007.

In consideration for the sale of the Shares, Fine Lake will pay the Shareholders total consideration equal to the lesser of (i) US$11,780,000 and (ii) four times Pilpol’s net income after tax for its fiscal year ended December 31, 2006 determined in accordance U.S. generally accepted accounting principles. The total consideration will consist of (i) cash, of which a deposit of US$300,000 will be made within 15 days of the date of the Agreement and the remaining cash payment, equal to 50% of the total consideration minus the deposit payment, will be paid within 15 business days after the issuance of Pilpol’s audited financial statements for its fiscal year ended December 31, 2006 and (ii) stock of the Registrant (the “Stock Consideration”) to be issued on the 90th day after the effective date of the initial registration statement to be filed by the Registrant in connection with the US$30 million private placement of its shares that was consummated by the Registrant on June 4, 2007 (the “Stock Consideration Payment Date”). The number of shares to be issued on the Stock Consideration Payment Date will be calculated based upon the average closing price of the Registrant’s common stock on the Over the Counter Bulletin Board for the 30 trading days immediately prior to the Stock Consideration Payment Date (the “Average Stock Price”) provided that notwithstanding the foregoing, in the event that the Average Stock Price is less than $2.00 per shares, the Stock Consideration shall be determined based on an Average Stock Price of $2.00 per share.

The Agreement also contains a “lock up” provision, pursuant to which each of the Shareholders has agreed that he or she shall not transfer or sell any shares of common stock of the Registrant constituting the Stock Consideration for a period of two years following the Stock Consideration Payment Date.

A copy of the Agreement is attached hereto as Exhibit 2.1 and a copy of the Press Release announcing the transactions contemplated by the Agreement is attached hereto as Exhibit 99.1. The description of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to Exhibit 2.1.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On June 15, 2007, pursuant to the Agreement, Fine Lake consummated the purchase of 100% of the outstanding shares of Pilpol from the Shareholders of Pilpol. Pilpol owns 100% of the outstanding equity of Nanning, a bottled water production company located at Nanning City, Guangxi Province of the PRC. Nanning has two production lines with a capacity of 160 million liters of bottled water per year. Nanning’s production plant produces bottled water in bottle sizes ranging from 350 ml to 1,500 ml as well as a 18.9 liter bottle. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.    Unregistered Sales of Equity Securities

The information pertaining to the Registrant’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Registrant’s common stock issuable to the Shareholders under the Agreement will not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.    Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)	Pro-forma Financial Report.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(c)	Exhibits

2.1
Stock Purchase Agreement dated as of June 15, 2007 by and among China Water and Drinks Inc., Fine Lake International Limited and Peter Ng and Connie Leung, the shareholders of Pilpol (HK) Biological Limited.

99.1	Press Release dated June 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA WATER AND DRINKS INC.

By:	/s/ Xing Hua Chen
Name: Xing Hua Chen Title: Chief Executive Officer

Dated: June 21, 2007